Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2018 SECOND QUARTER RESULTS

Net Income Increases 61.6% on 15.7% Increase in Net Sales

New York, New York, August 7, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2018. Of note, the average dollar/euro ratio for the current second quarter is 1.19, up 8% from 1.10 in the second quarter of 2017.

Second Quarter 2018 Compared to Second Quarter 2017:

●   Net sales were $149.4 million, up 15.7% from $129.1 million, at comparable foreign currency exchange rates, net sales increased 12.3%;

●   Net sales by European based operations rose 8.3% to $115.6 million from $106.7 million;

●   Net sales by U.S. based operations increased 50.8% to $33.8 million, compared to $22.4 million;

●   Gross margin was 64.0% compared to 65.0%;

●   S,G&A expenses as a percentage of net sales were 51.5% compared to 53.8%

●   Operating income increased 29.7% to $18.8 million from $14.5 million;

●   Operating margin rose to 12.6% compared to 11.2%;

●   The effective income tax rate was 30.2% compared to 33.4%;

●   Net income attributable to Inter Parfums, Inc. increased 61.6% to $10.9 million from $6.7 million and;

●   Net income attributable to Inter Parfums, Inc. per diluted share rose 59.1% to $0.35 from $0.22.

Discussing European based operations, Jean Madar, Chairman & CEO of Inter Parfums, Inc., stated, “As we reported last month, second quarter sales growth was primarily attributable to recurring sales of established fragrances and brand extensions by three of our largest brands, Jimmy Choo, Coach and Lanvin, for which comparable quarter sales rose 8.2%, 98.5% and 7.1%, respectively. One such brand extension that took place this spring was the debut of Coach Floral, which helped elevate Coach into third place among our largest fragrance brands through the first half of 2018. We also launched Jimmy Choo Man Blue this spring, further building upon the Jimmy Choo Man franchise. We entered the second half with Montblanc brand sales running 12% ahead of the first half of 2017. The 33% first quarter increase in Montblanc brand sales offset the 9.8% second quarter sales decline. We are encouraged by the comparable quarter upturn in Karl Lagerfeld brand sales, due in great part to Les Parfums Matières, a duo launched in the second half of 2017.”

Moving on to U.S operations, Mr. Madar noted, “Anna Sui fragrance sales performed extremely well during the second quarter due to the brand’s popularity in the fast-growing Asian market. Dunhill is still a star performer thanks to the Icon fragrance family, and the recent launch of Dunhill Century. Oscar de la Renta legacy scents and Bella Blanca, which debuted in the first quarter, supported growth in brand sales. We are also very pleased by the successful launch of two brand extensions for the Abercrombie & Fitch First Instinct fragrance family. Lastly, the inclusion of legacy GUESS fragrance sales toward the end of the second quarter factored into the nearly 51% increase in net sales.”

Inter Parfums, Inc. News Release	Page 2

August 7, 2018

Highlighting new product launches scheduled for the second half, Mr. Madar noted, “For European operations, Jimmy Choo Fever debuted in France in July and will be on U.S. shelves beginning in September. Also last month, we unveiled Éclat de Nuit for Lanvin. In addition, we will be introducing two men’s scents, Coach Platinum in September and Rochas Moustache the following month. For U.S. operations, we are debuting Flight of Fancy Spirit for Anna Sui and rolling out Century, a new pillar by Dunhill. Also this summer, Abercrombie & Fitch adds First Instinct Blue for women to its fragrance portfolio and for Hollister, an entirely new fragrance duo, Festival Vibes, comes to market.”

Mr. Madar concluded, “We are very encouraged by the year-to-date sales growth across all regions. Through the first half of the year, our three largest markets, North America, Western Europe and Asia, achieved sales growth of 17.8%, 9.0% and 31.5%, respectively, compared to the first half of 2017. Similarly, our next three markets ranked by size, the Middle East, Central and South America and Eastern Europe, have grown sales by 22.5%, 13.0% and 24.1%, respectively.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., stated, “The second quarter dollar/euro ratio had less of an impact on our sales and gross margin than in the first quarter, when the U.S. dollar/euro exchange rate increased 16% to 1.23, as compared to 1.06 in the first quarter of 2017. The gross margin generated by European operations in the second quarter of 2018 declined slightly to 68.1% from 68.5% in the prior year’s second quarter, while gross margin for U.S. operations was 50.2%, up from 48.5% in the corresponding period last year due to increased sales of higher margin prestige products under licenses.”

He continued, “In the current second quarter, two significant swing items below the operating income line magnified the strong operating results. Firstly, there was a $1.5 million gain on foreign currency versus the $0.8 million loss on foreign currency in the second quarter of 2017. Secondly, our effective tax rate was 30% in the current second quarter versus 33% in the same period last year.”

Mr. Greenberg also pointed out, “We closed the quarter with working capital of $372 million, including approximately $223 million in cash, cash equivalents and short-term investments, a working capital ratio of nearly 3.2 to 1 and $58 million of long-term debt including current maturities incurred in connection with the 2015 Rochas brand acquisition.”

Affirms 2018 Guidance

Mr. Greenberg concluded, “As we reported last month, we continue to look for 2018 net sales to approximate $665 million and net income per diluted share attributable to Inter Parfums, Inc. to come in at $1.59. Guidance assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.21 per share will be paid on October 15, 2018 to shareholders of record on September 28, 2018.

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August 7, 2018

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Wednesday, August 8, 2018. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel

Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.

(212) 983-2640	Fred Buonocore (212) 836-9607/fbuonocore@equityny.com

rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com

www.interparfumsinc.com	www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4

August 7, 2018

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net sales	$149,367	$129,136	$321,133	$272,194

Cost of sales	53,713	45,193	119,851	98,181

Gross margin	95,654	83,943	201,282	174,013

Selling, general and administrative expenses	76,885	69,468	152,117	133,367

Income from operations	18,769	14,475	49,165	40,646

Other expenses (income):
Interest expense	568	727	1,030	999
(Gain) loss on foreign currency	(1,500)	817	(1,295)	973
Interest income	(729)	(900)	(2,474)	(2,173)

	(1,661)	644	(2,739)	(201)

Income before income taxes	20,430	13,831	51,904	40,847

Income taxes	6,171	4,620	15,783	13,469

Net income	14,259	9,211	36,121	27,378

Less: Net income attributable to the noncontrolling interest	3,360	2,467	9,313	7,261

Net income attributable to Inter Parfums, Inc.	$10,899	$6,744	$26,808	$20,117

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.35	$0.22	$0.86	$0.65
Diluted	$0.35	$0.22	$0.85	$0.64

Weighted average number of shares outstanding:
Basic	31,299	31,169	31,283	31,157
Diluted	31,490	31,281	31,459	31,268

Dividends declared per share	$0.21	$0.17	$0.42	$0.34

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August 7, 2018

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	June 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$145,318	$208,343
Short-term investments	77,562	69,899
Accounts receivable, net	140,026	120,749
Inventories	169,323	137,058
Receivables, other	2,424	2,405
Other current assets	7,797	7,356
Income taxes receivable	677	3,468
Total current assets	543,127	549,278

Equipment and leasehold improvements, net	10,117	10,330
Trademarks, licenses and other intangible assets, net	210,677	200,495
Deferred tax assets	10,851	9,658
Other assets	7,720	8,011
Total assets	$782,492	$777,772

LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$23,610	$24,372
Accounts payable – trade	66,047	52,609
Accrued expenses	69,185	81,843
Income taxes payable	6,055	1,722
Dividends payable	6,577	6,561
Total current liabilities	171,474	167,107

Long–term debt, less current portion	34,501	36,207

Deferred tax liability	3,706	3,821

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,318,273 and 31,241,548 shares at June 30, 2018 and December 31, 2017, respectively	31	31
Additional paid-in capital	67,934	66,004
Retained earnings	436,605	422,570
Accumulated other comprehensive loss	(28,146)	(17,832)
Treasury stock, at cost, 9,864,805 shares at June 30, 2018 and December 31, 2017	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	438,949	433,298
Noncontrolling interest	133,862	137,339
Total equity	572,811	570,637
Total liabilities and equity	$782,492	$777,772